DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Mr. Benny Gaber, President and Director
Cardio Vascular Medical Device Corp.
C/O Tarshish, P.O. Box 129
33 Jabotinsky Street
Ramat Gan, Israel 52130

Dear Mr. Gaber,

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation in the Registration Statement of Cardio Vascular Medical Device Corp. on Form SB-2 of our report on the financial statements of the Company as its registered independent auditors dated August 20, 2007, as of and for the period ended June 30, 2007. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
August 28, 2007.